Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
International Coal Group, Inc.
Scott Depot, West Virginia

We have audited the accompanying consolidated balance sheets of International Coal Group, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Cincinnati, Ohio
February 17, 2011

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	December 31,	December 31,
	2010	2009
	(dollars in thousands, except per share amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215,276	$92,641
Accounts receivable, net of allowances of $1,005 and $222	82,557	80,291
Inventories, net	70,029	82,037
Deferred income taxes	13,563	15,906
Prepaid insurance	8,500	6,351
Income taxes receivable	129	1,423
Prepaid expenses and other	10,543	9,960

Total current assets	400,597	288,609
PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,040,118	1,038,200
DEBT ISSUANCE COSTS, net	11,998	7,634
ADVANCE ROYALTIES, net	16,037	18,025
OTHER NON-CURRENT ASSETS	10,947	15,492

Total assets	$1,479,697	$1,367,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$78,899	$63,582
Short-term debt	2,797	2,166
Current portion of long-term debt and capital leases	17,928	17,794
Current portion of reclamation and mine closure costs	8,414	9,390
Current portion of employee benefits	3,831	3,973
Accrued expenses and other	61,092	74,803

Total current liabilities	172,961	171,708
LONG-TERM DEBT AND CAPITAL LEASES	308,422	366,515
RECLAMATION AND MINE CLOSURE COSTS	70,730	65,601
EMPLOYEE BENEFITS	81,868	63,767
DEFERRED INCOME TAXES	60,452	57,399
BELOW-MARKET COAL SUPPLY AGREEMENTS	26,823	29,939
OTHER NON-CURRENT LIABILITIES	4,176	3,797

Total liabilities	725,432	758,726
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock — par value $0.01, 200,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 2,000,000,000 shares authorized, 203,870,564 and 203,824,372 shares issued and outstanding, respectively, as of December 31, 2010 and 172,820,047 and 172,812,726 shares issued and outstanding, respectively, as of December 31, 2009	2,038	1,728
Treasury stock	(216)	(14)
Additional paid-in capital	851,440	732,124
Accumulated other comprehensive income (loss)	(3,459)	1,048
Retained deficit	(95,602)	(125,713)

Total International Coal Group, Inc. stockholders’ equity	754,201	609,173
Noncontrolling interest	64	61

Total stockholders’ equity	754,265	609,234

Total liabilities and stockholders’ equity	$1,479,697	$1,367,960

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands, except per share amounts)

REVENUES:
Coal sales revenues	$1,078,246	$1,006,606	$998,245
Freight and handling revenues	35,411	26,279	45,231
Other revenues	52,814	92,464	53,260

Total revenues	1,166,471	1,125,349	1,096,736
COSTS AND EXPENSES:
Cost of coal sales	850,328	832,214	882,983
Freight and handling costs	35,411	26,279	45,231
Cost of other revenues	48,331	36,089	35,672
Depreciation, depletion and amortization	104,566	106,084	96,047
Selling, general and administrative	35,569	32,749	38,147
Gain on sale of assets	(4,243)	(3,659)	(32,518)
Goodwill impairment loss	—	—	30,237
Long-lived asset impairment loss	—	—	7,191

Total costs and expenses	1,069,962	1,029,756	1,102,990

Income (loss) from operations	96,509	95,593	(6,254)
INTEREST AND OTHER EXPENSE:
Loss on extinguishment of debt	(29,409)	(13,293)	—
Interest expense, net	(40,736)	(53,044)	(43,643)

Total interest and other expense	(70,145)	(66,337)	(43,643)

Income (loss) before income taxes	26,364	29,256	(49,897)
INCOME TAX BENEFIT (EXPENSE)	3,750	(7,732)	23,670

Net income (loss)	30,114	21,524	(26,227)
Net income attributable to noncontrolling interest	(3)	(66)	—

Net income (loss) attributable to International Coal Group, Inc.	$30,111	$21,458	$(26,227)

Earnings per share:
Basic	$0.15	$0.14	$(0.17)
Diluted	0.15	0.14	(0.17)
Weighted-average common shares outstanding:
Basic	197,366,978	153,630,446	152,632,586
Diluted	205,283,999	155,386,263	152,632,586

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
Years ended December 31, 2010, 2009 and 2008

							Total
					Accumulated		International
					Other		Coal
				Additional	Comprehensive	Retained	Group, Inc.		Total
	Common Stock		Treasury	Paid-in	Income	Earnings	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Stock	Capital	(Loss)	(Deficit)	Equity	Interest	Equity
	(dollars in thousands)

Balance — December 31, 2007	152,992,109	$1,530	$—	$652,677	$(1,530)	$(120,944)	$531,733	$35	$531,768
Net loss	—	—	—	—	—	(26,227)	(26,227)	—	(26,227)
Postretirement benefit obligation adjustments, net of tax of $727	—	—	—	—	530	—	530	—	530
Amortization of postretirement benefit net loss, net of tax of $214	—	—	—	—	216	—	216	—	216
Black lung benefit obligation adjustments, net of tax of $548	—	—	—	—	(903)	—	(903)	—	(903)
Amortization of black lung benefit net gain, net of tax of $358	—	—	—	—	(590)	—	(590)	—	(590)

Comprehensive loss	—	—	—	—	—	—	—	—	(26,974)
Issuance of restricted stock and stock awards, net of forfeitures	312,436	3	—	(3)	—	—	—	—	—
Stock options exercised	17,700	—	—	149	—	—	149	—	149
Compensation expense on share based awards	—	—	—	4,174	—	—	4,174	—	4,174

Balance — December 31, 2008	153,322,245	1,533	—	656,997	(2,277)	(147,171)	509,082	35	509,117
Net income	—	—	—	—	—	21,458	21,458	66	21,524
Postretirement benefit obligation adjustments, net of tax of $323	—	—	—	—	2,663	—	2,663	—	2,663
Amortization of postretirement benefit net loss, net of tax of $117	—	—	—	—	171	—	171	—	171
Black lung benefit obligation adjustments, net of tax of $416	—	—	—	—	735	—	735	—	735
Amortization of black lung benefit net gain, net of tax of $146	—	—	—	—	(244)	—	(244)	—	(244)

Comprehensive income	—	—	—	—	—	—	—	—	24,849
Purchases of treasury stock	(7,321)	—	(14)	—	—	—	(14)	—	(14)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(40)	(40)
Issuance of common stock in exchange for convertible notes	18,660,550	187	—	71,430	—	—	71,617	—	71,617
Issuance of restricted stock and stock awards, net of forfeitures	837,252	8	—	(8)	—	—	—	—	—
Compensation expense on share based awards	—	—	—	3,705	—	—	3,705	—	3,705

Balance — December 31, 2009	172,812,726	1,728	(14)	732,124	1,048	(125,713)	609,173	61	609,234
Net income	—	—	—	—	—	30,111	30,111	3	30,114
Postretirement benefit obligation adjustments, net of tax of $4,353	—	—	—	—	(7,134)	—	(7,134)	—	(7,134)
Amortization of postretirement benefit net loss, net of tax of $295	—	—	—	—	485	—	485	—	485
Black lung benefit obligation adjustments, net of tax of $1,351	—	—	—	—	2,229	—	2,229	—	2,229
Amortization of black lung benefit net gain, net of tax of $54	—	—	—	—	(87)	—	(87)	—	(87)

Comprehensive income	—	—	—	—	—	—	—	—	25,607
Issuance of common stock from public offering	24,444,365	245	—	102,208	—	—	102,453	—	102,453
Issuance of convertible notes from public offering	—	—	—	20,800	—	—	20,800	—	20,800
Issuance of common stock in exchange for convertible notes	6,198,668	62	—	25,650	—	—	25,712	—	25,712
Repurchase of convertible notes	—	—	—	(32,676)	—	—	(32,676)		(32,676)
Issuance of restricted stock and stock awards, net of forfeitures	365,734	3	—	(3)	—	—	—	—	—
Purchases of treasury stock	(38,871)	—	(202)	—	—	—	(202)	—	(202)
Stock options exercised	41,750	—	—	114	—	—	114	—	114
Compensation expense on share based awards	—	—	—	3,223	—	—	3,223	—	3,223

Balance — December 31, 2010	203,824,372	$2,038	$(216)	$851,440	$(3,459)	$(95,602)	$754,201	$64	$754,265

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$30,114	$21,524	$(26,227)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	104,566	106,084	96,047
Loss on extinguishment of debt	29,409	13,293	—
Impairment loss	—	—	37,428
Amortization and write-off of deferred finance costs and debt discount	7,798	7,001	6,141
Amortization of accumulated employee benefit obligations	639	(102)	(518)
Compensation expense on share based awards	3,223	3,705	4,174
Gain on sale of assets, net	(4,243)	(3,659)	(32,518)
Provision for bad debt	783	(1,294)	994
Deferred income taxes	(4,533)	7,859	(24,434)
Changes in Assets and Liabilities:
Accounts receivable	(3,049)	(3,676)	7,918
Inventories	11,988	(23,249)	(17,333)
Prepaid expenses and other	(1,438)	14,569	(3,545)
Other non-current assets	(2,191)	399	(2,744)
Accounts payable	16,852	(16,814)	7,116
Accrued expenses and other	(13,888)	(13,089)	24,677
Reclamation and mine closure costs	2,178	1,341	(5,281)
Other liabilities	9,223	1,862	6,834

Net cash from operating activities	187,431	115,754	78,729
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	4,764	3,695	8,786
Additions to property, plant, equipment and mine development	(102,912)	(66,345)	(132,197)
Cash paid related to acquisitions, net	—	—	(603)
Withdrawals (deposits) of restricted cash	8,807	(10,468)	(26)
Contribution to joint venture	—	(40)	—

Net cash from investing activities	(89,341)	(73,158)	(124,040)

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2010	2009	2008
	(dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	5,191	2,611	6,310
Repayments on short-term debt	(4,560)	(5,186)	(1,569)
Borrowings on long-term debt	—	9,086	3,496
Repayments on long-term debt and capital lease	(18,899)	(19,104)	(6,295)
Proceeds from convertible notes offering	115,000	—	—
Proceeds from senior notes offering	198,596	—	—
Proceeds from common stock offering	102,453	—	—
Repurchases of senior notes	(188,960)	—	—
Repurchases of convertible notes	(169,458)	—	—
Purchases of treasury stock	(202)	(14)	—
Proceeds from stock options exercised	114	—	149
Debt issuance costs	(14,730)	(1,278)	—

Net cash from financing activities	24,545	(13,885)	2,091

NET CHANGE IN CASH AND CASH EQUIVALENTS	122,635	28,711	(43,220)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,641	63,930	107,150

CASH AND CASH EQUIVALENTS, END OF PERIOD	$215,276	$92,641	$63,930

Supplemental information:
Cash paid for interest (net of amount capitalized)	$40,807	$47,327	$36,193

Cash received for income taxes	$187	$7,006	$—

Supplemental disclosure of non-cash items:
Issuance of common stock in exchange for convertible notes	$25,712	$71,617	$—

Purchases of property, plant, equipment and mine development through accounts payable	$15,881	$17,416	$12,942

Purchases of property, plant, equipment and mine development through financing arrangements	$5,447	$17,066	$40,708

Assets acquired through the assumption of liabilities	$—	$—	$17,464

Assets acquired through the exchange of property	$1,277	$—	$22,608

See notes to consolidated financial statements.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2010, 2009 and 2008
(Dollars in thousands, except per share amounts)

1.	Organization

Entity Matters — International Coal Group, Inc. (“ICG” or the “Company”) is a leading producer of coal in Northern and Central Appalachia and also has operations and reserves in the Illinois Basin. The Company’s customers are primarily investment grade electric utilities, as well as domestic industrial and steel customers that demand a variety of coal products. The Company’s ability to produce a comprehensive range of high-Btu steam and metallurgical quality coal allows it to blend coal, which enables it to market differentiated coal products to a variety of customers with different coal quality demands.

2.	Summary of Significant Accounting Policies and General

Principles of Consolidation — The consolidated financial statements include the accounts of ICG, whose subsidiaries are generally controlled through a majority voting interest, but may be controlled by means of a significant noncontrolling ownership, by contract, lease or otherwise. In certain cases, ICG subsidiaries (i.e., Variable Interest Entities (“VIEs”)) may also be consolidated as required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”). See Note 12 to the consolidated financial statements for further discussion regarding the consolidation of VIEs. The Company accounts for its undivided interest in coalbed methane wells (see Note 14) using the proportionate consolidation method, whereby its share of assets, liabilities, revenues and expenses are included in the appropriate classification in the financial statements. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America. Intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents — The Company considers all highly-liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist of money market funds. Because of the short maturity of these investments, the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary.

Inventories — Components of inventories consist of coal and parts and supplies (see Note 4).

Coal inventories are stated at lower of average cost or market and represent coal contained in stockpiles, including those tons that have been mined and hauled to our loadout facilities, but not yet shipped to customers. These inventories are stated in clean coal equivalent tons and take into account any loss that may occur during the processing stage. Coal must be of a quality that can be sold on existing sales orders to be carried as coal inventory. The majority of the Company’s coal inventory does not require extensive processing prior to shipment. In most cases, processing consists of crushing or sizing the coal prior to loading into the truck or rail car for shipment to the customer.

Parts and supplies inventories are valued at average cost, less an allowance for obsolescence. The Company establishes provisions for losses in parts and supplies inventory values through analysis of turnover of inventory items and adjusts the allowance as necessary.

Financial Instruments — Pursuant to ASC Subtopic 470-20, Debt with Conversion and Other Options, the Company’s convertible notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded conversion option in the convertible notes has been accounted for as a component of equity.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advance Royalties — The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The recoupable minimum royalty payments are capitalized and amortized based on the units-of-production method at a rate defined in the lease agreement once mining activities begin. The Company has recorded net advance royalties of $22,166 and $23,790; the current portion of $6,128 and $5,765 is included in prepaid expense at December 31, 2010 and 2009, respectively. Unamortized deferred royalty costs are expensed when mining has ceased or a decision is made not to mine on such property. At December 31, 2010 and 2009, the Company has recorded allowances for such circumstances totaling $4,593 and $4,206, respectively and recognized losses of $1,576, $1,438 and $630 for the years ended December 31, 2010, 2009 and 2008, respectively.

Coal Supply Agreements — The Company’s below-market coal supply agreements (sales contracts) represent coal supply agreements acquired through acquisitions accounted for as business combinations for which the prevailing market price for coal specified in the contract was in excess of the contract price. The liability recorded related to these coal supply agreements was based on discounted cash flows resulting from the difference between the below-market contract price and the prevailing market price at the date of acquisition. The below-market coal supply agreements are amortized on the basis of tons shipped over the term of the respective contract. The net book value of the Company’s below-market coal supply agreements was $26,823 and $29,939 at December 31, 2010 and 2009, respectively. Amortization income on the below-market coal supply agreements was $3,116, $6,228 and $9,590 for the years ended December 31, 2010, 2009 and 2008, respectively. Amortization income is included in depreciation, depletion and amortization expense. Based on the expected shipments related to the remaining below-market contracts, the Company expects to record annual amortization income in each of the next five years as reflected in the table below.

Below-market
Contracts

2011	$3,591
2012	3,561
2013	3,561
2014	3,454
2015	2,467

During 2009, the Company terminated a below-market coal supply agreement and realized a $7,721 pre-tax non-cash gain. The gain is included in other revenues for the year ended December 31, 2009.

During 2009, three of the Company’s customers requested early termination of certain coal supply agreements. The Company received $34,880 in payments for the early termination of these agreements and the lost margin on pre-termination shipments. The income is included in other revenues for the year ended December 31, 2009.

Property, Plant, Equipment and Mine Development — Property, plant, equipment and mine development costs, including coal lands and mineral rights, are recorded at cost, which includes construction overhead and capitalized interest. Interest cost applicable to major asset additions is capitalized during the construction period and totaled $2,626, $325 and $6,721 for the years ended December 31, 2010, 2009 and 2008, respectively. Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Coal lands and mineral rights costs are depleted using the units-of-production method, based on estimated recoverable reserves. Mine development costs are amortized using the units-of-production

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method, based on estimated recoverable reserves. Other property, plant and equipment is depreciated using the straight-line method with estimated useful lives as follows:

Years

Buildings	10 to 20
Mining and other equipment and related facilities	1 to 20
Land improvements	15
Transportation equipment	2 to 10
Furniture and fixtures	3 to 10

Debt Issuance Costs — Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs related to the Company’s outstanding debt are amortized over the life of the related debt. Amortization expense for the years ended December 31, 2010, 2009 and 2008 was $2,166, $2,884 and $2,428, respectively, and is included in interest expense. Loss on extinguishment of debt for the year ended December 31, 2010 includes $5,279 representing deferred financing fees written-off as a result of the Company repurchasing its 2012 Convertible Notes and 2014 Senior Notes, as well as exchanging a portion of its 2012 Convertible Notes for shares of its common stock. Additionally, deferred financing fees of $1,700 were written-off as interest expense during the year ended December 31, 2010 related to the Company’s prior credit facility. Loss on extinguishment of debt for the year ended December 31, 2009 includes $1,182 representing deferred financing fees written-off as a result of the Company exchanging a portion of its 2012 Convertible Notes for shares of its common stock. See Note 6. There were no deferred financing fees written-off in 2008.

Restricted Cash — Restricted cash includes amounts required by various casualty insurance and reclamation agreements. Restricted cash of $3,250 and $12,057 at December 31, 2010 and 2009, respectively, is included in other non-current assets.

Coal Mine Reclamation and Mine Closure Costs — The Company’s asset retirement obligations arise from the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. The Company records these reclamation obligations according to the provisions of ASC Topic 410, Asset Retirement and Environmental Obligations (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. Fair value of reclamation liabilities is determined based on the present value of the estimated future expenditures. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its future value and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the mine property is reclaimed, and to the extent there is a difference between the liability and the amount of cash paid to perform the reclamation, a gain or loss upon settlement is recognized. On at least an annual basis, the Company reviews its entire reclamation liability and makes necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures and revisions to cost estimates and productivity assumptions.

Asset Impairments — The Company follows ASC Subtopic 360-10-45, Impairment or Disposal of Long-Lived Assets (“ASC 360-10-45”) which requires that projected future cash flows from use and disposition of long-lived assets be compared with the carrying amounts of those assets when impairment indicators are present. When the sum of projected cash flows is less than the carrying amount, impairment losses are indicated. If the fair value of the assets is less than the carrying amount of the assets, an impairment loss is recognized. In determining such impairment losses, discounted cash flows or asset appraisals are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closure obligations are accelerated and the mine closure accrual is increased accordingly. To

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. During the year ended December 31, 2008, the Company recognized an impairment loss of $7,191 in accordance with ASC 360. No such losses were incurred in 2010 or 2009. See Note 5.

Income Tax Provision — The provision for income taxes includes federal, state and local income taxes currently payable and a portion related to deferred tax assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts, as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by applicable taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the taxing authority assuming full knowledge of the position and all relevant facts. The Company recognizes interest expense and penalties related to unrecognized tax benefits as interest expense and other expense, respectively, in its consolidated statement of operations.

Revenue Recognition — Coal revenues result from sales contracts (long-term coal contracts or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded when shipment or delivery to the customer has occurred, prices are fixed or determinable and the title or risk of loss has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, when the coal is loaded on the rail, barge, truck or other transportation source that delivers coal to its destination.

Coal sales revenues also result from the sale of brokered coal produced by others. The revenues related to brokered coal sales are included in coal sales revenues on a gross basis and the corresponding cost of the coal from the supplier is recorded in cost of coal sales in accordance with ASC Topic 605-45, Principal Agent Considerations.

Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues primarily consist of contract mining income, coalbed methane sales, ash disposal services, equipment and parts sales, equipment rebuild and maintenance services, royalties and coal handling and processing income. With respect to other revenues recognized in situations unrelated to the shipment of coal, we carefully review the facts and circumstances of each transaction and do not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue when earned.

Postretirement Benefits Other Than Pensions — As prescribed by ASC Topic 715, Compensation — Retirement Benefits (“ASC 715”), accruals are made during an employee’s actual working career, based on actuarially determined estimates, for the expected costs of providing postretirement benefits other than pensions for current and future retired employees and their dependents, which are primarily healthcare benefits. Actuarial gains and losses are amortized over the estimated average remaining service period for active employees utilizing the minimum amortization method prescribed by ASC 715. The Company’s liability is reduced by the amount of Medicare prescription drug reimbursement that it expects to receive under the Drug Improvement and Modernization Act of 2003. See Note 10. Changes in the funded status of the plan when the obligation is remeasured, are recognized through comprehensive income.

Workers’ Compensation and Black Lung Benefits — The Company is liable under federal and state laws to pay workers’ compensation and pneumoconiosis (black lung) benefits to eligible employees. The Company utilizes a combination of participation in a state run program and insurance policies. For black lung liabilities, provisions are

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

made for actuarially determined estimated benefits. The Company follows ASC Topic 712, Compensation — Nonretirement Postemployment Benefits (“ASC 712”) for purposes of accounting for its workers’ compensation and black lung liabilities. Changes in the funded status of the black lung obligation when the obligation is remeasured are recognized through comprehensive income.

Share Based Compensation — The Company accounts for its share based awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), which establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. The Company measures share based compensation cost based upon the grant date fair value of the award, which is recognized as expense on a straight-line basis over the corresponding vesting period. The Company uses the Black-Scholes option valuation model to determine the estimated fair value of its stock options at the date of grant. Determining the fair value of share based awards at the grant date requires several assumptions. These assumptions include the expected life of the option, the risk-free interest rate, expected volatility of the price of the Company’s common stock and expected dividend yield on the Company’s common stock. See Note 11.

Cost of Other Revenues — Cost of other revenues includes costs of contract mining, coalbed methane activities, ash disposal services, equipment and parts sales, equipment rebuild and maintenance services, royalties and coal handling and processing income, as well as costs incurred associated with other non-coal producing transactions. For the year ended December 31, 2010, cost of other revenues includes a $10,000 payment made in the second quarter of 2010 related to the early termination of a coal supply agreement.

Corporate Vacation Policy — In June 2009, the Company changed its policy related to when employees are credited with vacation time. Under the original policy, employees earned their vacation in the year prior to vesting, and were vested with 100% of their annual vacation time on January 1st of each year. Under the revised policy, employees are vested in their vacation time ratably throughout the year as it is earned. Accordingly, the Company did not record accruals in 2009 for vacation time to be vested in 2010. If the Company continued to account for vacation under the old policy, it would have recognized additional cost of coal sales, cost of other revenues and selling, general and administrative expenses of $7,001, $433 and $511, respectively, for the year ended December 31, 2009.

Management’s Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to: the allowance for doubtful accounts; coal inventories; parts and supplies inventory reserves; coal lands and mineral rights; advance royalty reserves; asset retirement obligations; share-based compensation; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion and amortization; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

Recent Accounting Pronouncements — In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). This amendment to ASC Topic 820, Fair Value Measurements and Disclosures, requires additional disclosures about fair value measurements. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuance and settlements in the roll forward of activity in Level III fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Adoption of ASU 2010-06 did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued updates to ASC Topic 810, Consolidation (“ASC 810”) to improve financial reporting by enterprises involved with variable interest entities. ASC 810 is effective as of the first fiscal year

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beginning after November 15, 2009. Adoption of ASC 810 did not have a material impact on the Company’s financial position, results of operations or cash flows.

3.	Capital Restructuring

In March 2010, the Company completed public offerings of 24,444,365 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $4.47 per share, $115,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”) and $200,000 aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due 2018 (the “2018 Senior Notes”) pursuant to a shelf registration statement deemed effective by the Securities and Exchange Commission on January 15, 2010.

During 2010, the Company used $169,458 of the net proceeds from the Common Stock and 2017 Convertible Notes offerings to finance the repurchase of $138,771 aggregate principal amount of its 9.00% Convertible Senior Notes due 2012 (the “2012 Convertible Notes”). The Company used $188,960 of the net proceeds from the 2018 Senior Notes offering to finance the repurchase of $175,000 aggregate principal amount of its 10.25% Senior Notes due 2014 (the “2014 Senior Notes”). The remaining proceeds were used for general corporate purposes. Additionally, the Company entered into a series of agreements to exchange a portion of its outstanding 2012 Convertible Notes for shares of common stock in December 2009. One exchange agreement, as amended, provided for closing of additional exchanges in January 2010 (see Note 6). The Company recorded loss on extinguishment of debt of $29,409 related to these debt repurchases and exchanges.

The Company secured a new four-year $125,000 asset-based loan facility (the “ABL Loan Facility”) to replace its prior revolving credit facility which was set to expire in June 2011. The ABL Loan Facility provides the potential for $25,000 in additional borrowing capacity, contains minimal financial covenants and matures in February 2014. The ABL Loan Facility has been used primarily for issuing letters of credit that collateralize the Company’s reclamation bonds.

4.	Inventories

As of December 31, 2010 and 2009, inventories consisted of the following:

	2010	2009

Coal	$37,126	$49,120
Parts and supplies	35,288	35,065
Reserve for obsolescence, parts and supplies	(2,385)	(2,148)

Total	$70,029	$82,037

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Property, Plant, Equipment and Mine Development

As of December 31, 2010 and 2009, property, plant, equipment and mine development are summarized by major classification as follows:

	2010	2009

Coal lands and mineral rights	$586,618	$586,706
Plant and equipment	655,014	620,451
Mine development	242,699	195,756
Land and land improvements	24,781	26,351
Coalbed methane well development costs	14,697	14,889

	1,523,809	1,444,153
Less accumulated depreciation, depletion and amortization	(483,691)	(405,953)

Net property, plant and equipment	$1,040,118	$1,038,200

Depreciation, depletion and amortization expense related to property, plant, equipment and mine development for the years ended December 31, 2010, 2009 and 2008 was $107,538, $112,267 and $105,637, respectively.

In June 2008, the Company exchanged certain coal reserves with a third-party. In addition to reserves, the Company received $3,000 in cash. As a result, the Company recognized a pre-tax gain of $24,633 based upon the fair value of the underlying assets received in the exchange, which is included in gain on sale of assets in its statement of operations for the year ended December 31, 2008. Additionally, in September 2008, the Company exchanged certain property resulting in the recognition of a $975 pre-tax gain based upon the fair value of the underlying assets given up in the exchange. The gain is included in gain on sale of assets in the Company’s statement of operations for the year ended December 31, 2008.

In December 2008, the Company made the decision to permanently close its Sago mine during the first quarter of 2009. As a result of this decision, the Company recognized a $7,191 impairment charge. The assets of the Sago mine had been included in the Company’s Northern Appalachian business segment.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Debt

Long-Term Debt and Capital Lease

As of December 31, 2010 and 2009, long-term debt and capital lease consisted of the following:

	2010	2009

9.125% Senior Notes, due 2018, net of debt discount of $1,308	$198,692	$—
4.00% Convertible Senior Notes, due 2017, net of debt discount of $31,882	83,118	—
9.00% Convertible Senior Notes, due 2012, net of debt discount of $28 and $9,480, respectively	703	152,022
10.25% Senior Notes, due 2014	—	175,000
Equipment notes	42,730	54,417
Capital lease and other	1,107	2,870

Total	326,350	384,309
Less current portion	(17,928)	(17,794)

Long-term debt and capital lease	$308,422	$366,515

9.125% Senior Notes due 2018 — On March 22, 2010, the Company completed a public offering of $200,000 aggregate principal amount of its 2018 Senior Notes, with net proceeds of $193,596 to the Company after deducting discounts and underwriting fees of $6,404. Interest on the 2018 Senior Notes is payable semi-annually in arrears on April 1st and October 1st of each year, commencing October 1, 2010. The obligations under the 2018 Senior Notes are fully and unconditionally guaranteed, jointly and severally, by all of the Company’s wholly-owned domestic subsidiaries other than subsidiaries that are designated as unrestricted subsidiaries. The 2018 Senior Notes and the guarantees are secured by a second-priority lien on, and security interest in, substantially all of the Company’s and the guarantors’ assets, junior to first-priority liens that secure the Company’s ABL Loan Facility and certain other permitted liens under the indenture that governs the notes. Prior to April 1, 2014, the Company may redeem all or a part of the 2018 Senior Notes at a price equal to 100% of the principal amount plus an applicable “make-whole” premium and accrued and unpaid interest to the redemption date. The Company may redeem the 2018 Senior Notes, in whole or in part, beginning on April 1, 2014. The initial redemption price will be 104.563% of their aggregate principal amount, plus accrued and unpaid interest. The redemption price declines to 102.281% and 100.000% of their aggregate principal amount, plus accrued and unpaid interest, on April 1, 2015 and April 1, 2016 and thereafter, respectively. In addition, at any time and from time to time prior to April 1, 2013, the Company may redeem up to 35% of the 2018 Senior Notes at a redemption price equal to 109.125% of its principal amount plus accrued and unpaid interest using proceeds from sales of certain kinds of the Company’s capital stock. Upon the occurrence of a change of control or the sale of the Company’s assets, it may be required to repurchase some or all of the notes.

The indenture governing the 2018 Senior Notes contains covenants that limit the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends, repurchase, repay or redeem its capital stock, make certain investments, sell assets and incur liens. As of December 31, 2010, the Company was in compliance with its covenants under the indenture.

4.00% Convertible Senior Notes due 2017 — On March 16, 2010, the Company completed a public offering of $115,000 aggregate principal amount of its 2017 Convertible Notes. Net proceeds from the offering were $111,550, after deducting underwriting fees of $3,450. The 2017 Convertible Notes are the Company’s senior unsecured obligations and are guaranteed jointly and severally on a senior unsecured basis by all of the Company’s material future and current domestic subsidiaries or that guarantee the ABL Loan Facility on a senior basis. The 2017

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Convertible Notes and the related guarantees rank equal in right of payment to all of the Company’s and the guarantors’ respective existing and future unsecured senior indebtedness. Interest is payable semi-annually in arrears on April 1st and October 1st of each year, commencing October 1, 2010. The Company assesses the convertibility of the 2017 Convertible Notes on an ongoing basis. The 2017 Convertible Notes were not convertible as of December 31, 2010.

The 2017 Convertible Notes are convertible into the Company’s common stock at an initial conversion price, subject to adjustment, of $5.81 per share (approximating 172.0874 shares per one thousand dollar principal amount of the 2017 Convertible Notes). Holders may convert their notes at their option prior to January 1, 2017 only under the following circumstances: (i) during any calendar quarter after the calendar quarter ending September 30, 2010 (and only during that quarter), if the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of such notes in effect on the last trading day of the immediately preceding calendar quarter; (ii) during the five consecutive business days immediately after any five consecutive trading day period, or the note measurement period, in which the trading price per note for each trading day of that note measurement period was equal to or less than 97% of the product of the closing sale price of shares of the Company’s common stock and the applicable conversion rate for such trading day; and (iii) upon the occurrence of specified corporate transactions. In addition, the notes will be convertible irrespective of the foregoing circumstances from, and including, January 1, 2017 to, and including, the business day immediately preceding April 1, 2017. Upon conversion, the Company will have the right to deliver cash, shares of its common stock or a combination thereof, at the Company’s election. At any time on or prior to the 23rd business day immediately preceding the maturity date, the Company may irrevocably elect to deliver solely shares of its common stock in respect of the Company’s conversion obligation or pay cash up to the aggregate principal amount of the notes to be converted and deliver shares of its common stock, cash or a combination thereof in respect of the remainder, if any, of the conversion obligation. It is the Company’s current intention to settle the principal amount of any notes converted in cash. The conversion rate, and thus the conversion price, will be subject to adjustment. A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before the maturity date may in certain circumstances be entitled to an increased conversion rate. In the event the 2017 Convertible Notes become convertible, the Company would be required to classify the entire amount outstanding of the 2017 Convertible Notes as a current liability. For a discussion of the effects of the 2017 Convertible Notes on earnings per share, see Note 15.

As of December 31, 2010, the equity component of the 2017 Convertible Notes was $20,786 and is included in additional paid-in capital. Interest expense resulting from amortization of the debt discount was $2,829 for the year ended December 31, 2010. Interest expense on the principal amount of the 2017 Convertible Notes was $3,642 for the year ended December 31, 2010. The Company has determined its non-convertible borrowing rate would have been 10.1% at issuance.

9.00% Convertible Senior Notes due 2012 — In December 2009, the Company entered into a series of privately negotiated agreements to exchange shares for its outstanding 2012 Convertible Notes. In connection with such agreements, the Company issued a total of 18,660,550 shares of its common stock in exchange for $63,498 aggregate principal amount of its 2012 Convertible Notes during December 2009. One of the exchange agreements, as amended, provided for closing of additional exchanges on each of January 11, 2010 and January 19, 2010 for exchange transactions occurring in 2010. Subsequent to December 31, 2009, the noteholder exchanged $22,000 aggregate principal amount of 2012 Convertible Notes for 6,198,668 shares of the Company’s common stock. As a result of the exchanges settled in January 2010, the Company recognized a loss on extinguishment of the related debt totaling $5,397 during the year ended December 31, 2010. During 2010, the Company used the net proceeds from its Common Stock and 2017 Convertible Notes offerings (see Note 3) to finance the repurchase of $138,771 aggregate principal amount of 2012 Convertible Notes.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2012 Convertible Notes are the Company’s senior unsecured obligations and are guaranteed on a senior unsecured basis by the Company’s material current and future domestic subsidiaries. The 2012 Convertible Notes and the related guarantees rank equal in right of payment to all of the Company’s and the guarantors’ respective existing and future unsecured senior indebtedness. Interest is payable semi-annually in arrears on February 1st and August 1st of each year. The Company assesses the convertibility of the 2012 Convertible Notes on an ongoing basis. The 2012 Convertible Notes were not convertible as of December 31, 2010.

The principal amount of the 2012 Convertible Notes is payable in cash and amounts above the principal amount, if any, will be convertible into shares of the Company’s common stock or, at the Company’s option, cash. The 2012 Convertible Notes are convertible at an initial conversion price, subject to adjustment, of $6.10 per share (approximating 163.8136 shares per one thousand dollar principal amount of the 2012 Convertible Notes). The 2012 Convertible Notes are convertible upon the occurrence of certain events, including (i) prior to February 12, 2012 during any calendar quarter after September 30, 2007, if the closing sale price per share of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (ii) prior to February 12, 2012 during the five consecutive business days immediately after any five consecutive trading day period in which the average trading price for the notes on each day during such five trading day period was equal to or less than 97% of the closing sale price of the Company’s common stock on such day multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions; and (iv) at any time from, and including February 1, 2012 until the close of business on the second business day immediately preceding August 1, 2012. In addition, upon events defined as a “fundamental change” under the 2012 Convertible Notes indenture, the Company may be required to repurchase the 2012 Convertible Notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In the event the 2012 Convertible Notes become convertible, the Company would be required to classify the entire amount outstanding of the 2012 Convertible Notes as a current liability. In addition, if conversion occurs in connection with certain changes in control, the Company may be required to deliver additional shares of the Company’s common stock (a “make-whole” premium) by increasing the conversion rate with respect to such notes. For a discussion of the effects of the 2012 Convertible Notes on earnings per share, see Note 15.

As of December 31, 2010 and 2009, the equity component of the 2012 Convertible Notes was $44 and $9,702, respectively, and is included in additional paid-in capital. Interest expense resulting from amortization of the debt discount was $1,006, $4,117 and $3,714 for the years ended December 31, 2010, 2009 and 2008, respectively. Interest expense on the principal amount of the 2012 Convertible Notes was $4,512, $20,042 and $20,250 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company has determined its non-convertible borrowing rate would have been 11.7% at issuance.

10.25% Senior Notes due 2014 — The Company used the net proceeds from its 2017 Senior Notes offering (see Note 3) to finance the repurchase of $175,000 aggregate principal amount of its 2014 Senior Notes. There were no 2014 Senior Notes outstanding as of July 15, 2010.

Asset-Based Loan Facility — On February 22, 2010, the Company entered into an ABL Loan Facility which replaced its prior senior secured credit facility. The ABL Loan Facility is a $125,000 senior secured facility with a four-year term, all of which is available for loans or the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, the Company will be able to elect to increase the size of the ABL Loan Facility, up to a maximum of $200,000. Availability under the ABL Loan Facility is determined using a borrowing base calculation. The ABL Loan Facility is guaranteed by all of the Company’s current and future wholly-owned subsidiaries and secured by a first priority security interest on all of the Company’s and each of the Company’s guarantors’ existing and after-acquired real and personal property, including all outstanding equity interests of the Company’s wholly-owned subsidiaries. The ABL Loan Facility has a maturity date of February 22, 2014. As of December 31, 2010, the Company had a borrowing capacity of $105,977 under the ABL Loan Facility with no borrowings outstanding,

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

letters of credit totaling $86,337 outstanding and $19,640 available for future borrowing, and was in compliance with its financial covenants under the ABL Loan Facility. The ABL Loan Facility was amended on May 6, 2010 for minor technical corrections.

Equipment Notes — The equipment notes, having various maturity dates extending to April 2015, are collateralized by mining equipment. As of December 31, 2010, the Company had amounts outstanding with terms ranging from 36 to 60 months and a weighted-average interest rate of 7.38%. As of December 31, 2010, the Company had a borrowing capacity of $19,413 available under its revolving equipment credit facility for terms from 36 to 60 months at an interest rate of 6.25%.

Capital Lease and other — The Company leases certain mining equipment under a capital lease. The Company imputed interest on its capital lease using a rate of 10.44%.

Future maturities of long-term debt and capital lease are as follows as of December 31, 2010:

Year ending December 31:
2011	$17,928
2012	16,357
2013	9,029
2014	1,149
2015	105
Thereafter	315,000

Total	359,568
Less debt discount	(33,218)

Total	$326,350

Short-Term Debt

The Company finances the majority of its annual insurance premiums with the related obligation included in short-term debt. The weighted-average interest rate applicable to the notes was 2.04% at December 31, 2010. As of December 31, 2010 and 2009, the Company had $2,797 and $2,166, respectively, outstanding related to insurance financing.

7.	Accrued Expenses and Other

As of December 31, 2010 and 2009, accrued expenses and other consisted of the following:

	2010	2009

Compensation and related expenses	$28,860	$33,414
Interest	6,370	15,690
Royalties	6,452	6,177
Sales and production related taxes	4,842	5,395
Deferred revenue	846	454
Personal property, land and mineral taxes	5,566	4,717
Transportation	2,208	1,946
Other	5,948	7,010

Total	$61,092	$74,803

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Asset Retirement Obligation

The Company’s reclamation liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mine permit. The obligation and corresponding asset are recognized in the period in which the liability is incurred.

The Company estimates its ultimate reclamation liability based upon detailed engineering calculations of the amount and timing of the future cash flows to perform the required work. These estimates are reviewed on an annual basis and revised as a result of changes in mine plans, changes in the estimated amount of work necessary to complete the reclamation, changes in the timing of performing the work and changes in the estimated costs to complete the reclamation work. The Company considers the estimated current cost of reclamation and applies inflation rates and third-party profit margins. The third-party profit margins are estimates of the approximate markup that would be charged by contractors for work performed on the Company’s behalf. The discount rate applied is based on the rates of treasury bonds with maturities similar to the estimated future cash flows, adjusted for the Company’s credit standing. The assets that give rise to the obligation are primarily related to mine development, preparation plants and loadouts.

The following schedule represents activity in the accrual for reclamation and mine closure costs for the years ended December 31, 2010 and 2009:

	2010	2009

Balance at beginning of year	$74,991	$79,246
Revisions of estimated cash flows	1,144	(3,574)
Liabilities incurred (net of disposals)	973	(546)
Expenditures	(5,310)	(7,566)
Accretion	7,346	7,431

Balance at end of year	$79,144	$74,991

At December 31, 2010 and 2009, the accrued reclamation and mine closure costs are included in the accompanying consolidated balance sheets as follows:

	2010	2009

Current portion of reclamation and mine closure costs	$8,414	$9,390
Non-current portion of reclamation and mine closure costs	70,730	65,601

Total	$79,144	$74,991

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

The income tax (benefit) expense for the years ended December 31, 2010, 2009 and 2008 is comprised of the following:

	2010	2009	2008

Current:
Federal	$—	$(1,249)	$374
State	783	1,122	390

	783	(127)	764
Deferred:
Federal	(2,296)	5,582	(21,877)
State	(2,237)	2,277	(2,557)

	(4,533)	7,859	(24,434)

Income tax (benefit) expense	$(3,750)	$7,732	$(23,670)

The following table presents the difference between the income tax expense (benefit) in the accompanying statements of operations and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to income and losses before income taxes for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Federal income tax expense (benefit) computed at statutory rate	$9,227	$10,298	$(17,464)
State income tax expense (benefit), net of federal tax effect, computed at statutory rate	(945)	2,235	(1,414)
Percentage depletion in excess of tax basis at statutory rate	(14,276)	(9,204)	(6,477)
Penalties	1,211	1,007	1,869
Goodwill impairment	—	—	(490)
Loss on extinguishment of debt	266	2,841	—
Medicare Part D Subsidy	732	—	—
Other	35	555	306

Income tax (benefit) expense	$(3,750)	$7,732	$(23,670)

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2010 and 2009 are summarized as follows:

	2010	2009

Deferred tax assets:
Accrued employee benefits	$32,497	$26,526
Accrued reclamation and closure	31,598	30,810
Below-market contracts	8,992	10,124
NOL carryover	86,305	79,510
Goodwill	46,622	50,528
Other	14,167	16,502

Total deferred tax assets	220,181	214,000
Valuation allowance for deferred tax assets	(2,428)	(2,561)

Total deferred tax assets, net of valuation allowance	217,753	211,439
Deferred tax liabilities:
Property, coal lands and mine development costs	(251,720)	(246,579)
Other	(12,922)	(6,353)

Total deferred tax liabilities	(264,642)	(252,932)

Net deferred tax liability	$(46,889)	$(41,493)

Classified in balance sheet:
Deferred income taxes — current	$13,563	$15,906
Deferred income taxes — non-current	(60,452)	(57,399)

Total	$(46,889)	$(41,493)

The Company has a total net operating loss (“NOL”) carryover of $226,840, of which $2,707 expires in 2024, $17,154 expires in 2025, $4,818 expires in 2026, $99,792 expires in 2027, $58,514 expires in 2028, $23,608 expires in 2029, and $20,247 expires in 2030. The Company is subject to a limitation of approximately $6,900 per year on $19,861 of NOLs attributable to certain acquired entities. However, due to the cumulative nature of the limitation, as of 2008 the Company was no longer impacted by this limitation. The Company also has an alternative minimum tax (“AMT”) loss carryover in the amount of $24,450, of which $14,325 expires in 2025, $6,900 expires in 2028 and $3,225 expires in 2029. The AMT NOL attributable to certain acquired entities of $14,325 is subject to the same annual limitation specified above for the regular NOL attributable to these entities. The NOLs reflect $2,388 of excess tax deductions, which reduce the NOL carryforward portion of the deferred tax asset. The Company will recognize the excess tax deduction at such time that the Company is in a tax paying position.

Internal Revenue Code (“IRC”) Section 382 imposes significant limitations on the annual utilization of NOL carryforwards if a “change in ownership” is deemed to occur. Generally, an ownership change is deemed to occur if the Company experiences a cumulative change in ownership of greater than 50% within a three-year testing period. The Company completed an IRC Section 382 study and determined that no ownership change had occurred in 2010.

The Company recorded valuation allowances against certain state NOL carryforwards that, more likely than not, are expected to expire without being utilized. The valuation allowance decreased $133 during the year ended December 31, 2010 and increased $165 and $808 during the years ended December 31, 2009 and 2008, respectively.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company files income tax returns in the U.S. and various states. Generally, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2007.

A reconciliation of the beginning and ending gross amounts of unrecognized tax benefits at December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Balance at beginning of year	$135	$205	$971
Increase in unrecognized tax benefits resulting from tax positions taken during prior period	2,998	—	—
Reduction in unrecognized tax benefits as a result of the lapse of the applicable statute of limitations	—	(70)	(127)
Reduction in unrecognized tax benefits as a result of a settlement with taxing authorities	—	—	(639)

Balance at end of year	$3,133	$135	$205

If recognized, $147 of the gross unrecognized tax benefits at December 31, 2010 would affect the effective tax rate.

10.	Employee Benefits

Employee benefits at December 31, 2010 and 2009 are summarized as follows:

	2010	2009

Postretirement benefits	$47,095	$30,048
Black lung benefits	26,291	25,936
Workers’ compensation benefits	10,362	10,307
Coal Act benefits	1,393	1,449
Postemployment benefits	558	—

Total	85,699	67,740
Less current portion	(3,831)	(3,973)

Employee benefits — non-current	$81,868	$63,767

Valuation Date — All actuarially determined benefits were determined as of December 31, 2010 and 2009.

Postretirement Benefits — Employees of the Company who complete ten years of service, and certain employees who have completed eight years of service with the former Horizon Natural Resources Company and complete two years with the Company, will be eligible to receive postretirement healthcare benefits. Eligible retired employees must pay two hundred and fifty dollars per month per family. The Company accrues postretirement benefit expense based on actuarially determined amounts. The amount of postretirement benefit cost accrued is impacted by various assumptions (discount rate, healthcare cost increases, etc.) that the Company uses in determining its postretirement obligations.

In March 2010, the Patient Protection and Affordable Care Act (“PPACA”) and the Health Care and Education Reconciliation Act (“HCERA” or, collectively with PPACA, the “Health Care Reform Act”) were enacted into law. The Health Care Reform Act is a comprehensive health care reform bill that includes a provision to remove lifetime caps on medical plans. The Company’s retiree medical plan has such a cap and, as a result removing this cap, its postretirement benefit obligation was increased by $13,009. The prior service cost associated with the plan change

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will be amortized over the average remaining working life of the related employees. The Company incurred additional expense of $1,266 during the year ended December 31, 2010 related to the remeasurement.

The Company assumed discount rates of 5.50% and 5.75% to determine the postretirement benefit liability as of December 31, 2010 and 2009, respectively, and 5.75% for the three months ended March 31, 2010, 6.25% for the nine months ended December 31, 2010 and 6.25% and 6.50% to determine the net periodic benefit costs for the years ended December 31, 2009 and 2008.

Postretirement benefit information for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009

Changes in Benefit Obligations:
Accumulated benefit obligations at beginning of period	$30,048	$27,974
Plan change-prior service cost	13,009	—
Service cost	3,598	3,335
Interest cost	2,054	1,748
Actuarial gain	(1,522)	(2,986)
Benefits paid	(92)	(23)

Accumulated benefit obligation at end of period	47,095	30,048
Fair value of plan assets at end of period	—	—

Net liability recognized	$47,095	$30,048

The changes in the actuarial loss that are included in accumulated other comprehensive income were as follows:

	2010	2009	2008

Balance at beginning of year	$5,274	$8,548	$10,235
Plan change-prior service cost	13,009	—	—
Actuarial gain	(1,522)	(2,986)	(1,257)
Amortization of actuarial loss and prior service cost	(780)	(288)	(430)

Balance at end of year	$15,981	$5,274	$8,548

The Company expects to recognize $1,001 of the net actuarial loss as a component of the net periodic benefit cost during 2011. Components of net periodic benefit cost for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Net periodic benefit cost:
Service cost	$3,598	$3,335	$2,607
Interest cost	2,054	1,748	1,627
Amortization of actuarial loss and prior service cost	780	288	430

Benefit cost	$6,432	$5,371	$4,664

For measurement purposes at December 31, 2010, a 7.10% annual rate of increase in the per capita cost of covered healthcare benefits was assumed, gradually decreasing to 4.70% in 2081 and remaining level thereafter.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used. As of December 31, 2010, a one-percentage-point increase in assumed healthcare cost trend rates would increase total service and interest cost components and the postretirement benefit obligation by $1,568 and $9,362, respectively. Conversely, a one-percentage-point decrease would reduce total service and interest cost components and the postretirement benefit obligation by $1,251 and $7,629, respectively.

Estimated future benefit payments for the years indicated ending after December 31, 2010 are as follows:

2011	$626
2012	1,035
2013	1,478
2014	1,757
2015	2,036
2016 — 2020	15,975

Total	$22,907

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) provides for a prescription drug benefit under Medicare (“Medicare Part D”), as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of December 31, 2010, the Company determined the effects of the Medicare Act resulted in a $7,219 reduction of its postretirement benefit obligation. The Medicare Act is expected to result in a $1,484 reduction of the Company’s postretirement benefit cost for the year ended December 31, 2011. The effect on the Company’s postretirement benefit cost components for 2011 includes reductions of $644, $397 and $443 to the service cost, interest cost and amortization of accumulated postretirement benefit obligation, respectively.

Under the Health Care Reform Act, the Company will no longer receive a federal income tax deduction for the expenses incurred in connection with providing the subsidized coverage to the extent of the subsidy received. Because future anticipated retiree prescription drug plan liabilities and related subsidies are already reflected in the Company’s financial statements, this change required it to reduce the value of the related tax benefits recognized in its financial statements in the period during which the Health Care Reform Act was enacted. As a result, the Company recorded a one-time, non-cash income tax charge of $829 during the year ended December 31, 2010 to reflect the impact of this change.

Black Lung — The Company’s actuarially determined liability for self-insured black lung benefits at December 31, 2010 and 2009 was based on discount rates of 5.50% and 6.00%, respectively, and various other assumptions, including incidence of claims, benefits escalation, terminations and life expectancy. The Company determined net periodic benefit costs using discount rates of 6.00%, 5.75% and 6.50% for the years ended December 31, 2010, 2009 and 2008, respectively.

The annual black lung expense consists of actuarially determined amounts for self-insured obligations.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Black lung benefit information for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009

Changes in Benefit Obligations:
Accumulated benefit obligations at beginning of period	$25,936	$22,824
Service cost	2,443	2,771
Interest cost	1,556	1,579
Actuarial gain	(3,580)	(1,151)
Benefits paid	(64)	(87)

Accumulated benefit obligation at end of period	26,291	25,936
Fair value of plan assets at end of period	—	—

Net liability	$26,291	$25,936

The changes in the actuarial gain that are included in accumulated other comprehensive income were as follows:

	2010	2009	2008

Balance at beginning of year	$(5,392)	$(4,631)	$(7,030)
Actuarial (gain) loss	(3,580)	(1,151)	1,451
Amortization of actuarial gain	141	390	948

Balance at end of year	$(8,831)	$(5,392)	$(4,631)

The Company expects to recognize $310 of the net actuarial gain as a component of the net periodic benefit cost during 2010. Components of net periodic benefit cost for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Net periodic benefit cost:
Service cost	$2,443	$2,771	$2,045
Interest cost	1,556	1,579	1,611
Amortization of actuarial gain	(141)	(390)	(948)

Benefit cost	$3,858	$3,960	$2,708

The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used. As of December 31, 2010, a one-percentage-point increase or decrease in assumed medical escalation rates would not have had a material impact on the expense or related liability.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated future benefit payments for the years indicated ending after December 31, 2010 are as follows:

2011	$596
2012	836
2013	830
2014	846
2015	1,159
2016 — 2020	9,462

Total	$13,729

The plan is unfunded; therefore, no contributions were made by the Company for the years ended December 31, 2010 and 2009.

The Health Care Reform Act also amended previous legislation related to coal workers’ pneumoconiosis (black lung), providing an automatic extension of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims. These new provisions of the Health Care Reform Act may increase the number of future claims that are awarded benefits. The Company does not have sufficient claims experience since the Health Care Reform Act was passed to estimate the impact on its December 31, 2010 black lung liability of the potential increase in the number of future claims that are awarded benefits. An increase in benefits awarded could have a material impact on the Company’s financial position, results of operations or cash flows.

Workers’ Compensation — The operations of the Company are subject to the federal and state workers’ compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Company’s subsidiary operations are insured by a combination of participation in a state run program and insurance policies. Based upon actuarially determined information, the Company estimates its workers’ compensation liability to be approximately $10,362 and $10,307 at December 31, 2010 and 2009, discounted at 4.50% and 4.75%, respectively.

UMWA Combined Benefit Fund (Coal Act) — The Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”) provides for the funding of medical and death benefits for certain retired members of the UMWA. It provides for the assignment of beneficiaries to their former employers and any unassigned beneficiaries to employers based on a formula. Based upon actuarially determined amounts for the latest list of beneficiaries assigned to the Company’s Hunter Ridge Holdings, Inc. (“Hunter Ridge”) subsidiary, the Company estimates the amount of its obligation under the Coal Act to be approximately $1,393 and $1,449 as of December 31, 2010 and 2009, discounted at 4.75% and 5.50%, respectively. The Company recognized interest expense related to the Coal Act of $76, $74 and $80 for the years ended December 31, 2010, 2009 and 2008, respectively.

Postemployment Benefits — During 2010, a subsidiary of the Company implemented a new postemployment benefit for fulltime employees that were hired prior to December 31, 2009, and meet minimum eligibility requirements of age 55 and 10 years of service. Eligible employees can receive a post employment benefit of up to 280 hours of regular pay, depending on hire date and years of service, upon voluntary separation from the Company. The Company accrues for this post employment benefit over an employee’s estimated remaining eligibility period based on actuarially determined amounts. The Company estimates the amount of its obligation to be approximately $558 as of December 31, 2010 using a discount rate of 4.75%.

401(k) Plans — The Company sponsors a 401(k) savings and retirement plan for all employees, except those employed by its Hunter Ridge subsidiary. Under the plan, the Company matches voluntary contributions of participants up to a maximum contribution of 3% of a participant’s salary. The Company also contributes an additional 3% non-elective contribution for every employee eligible to participate in the program. The expense

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under this plan for the Company was $7,030, $7,153 and $6,971 for the years ended December 31, 2010, 2009 and 2008, respectively.

For those employees employed by Hunter Ridge, the Company also has a separate 401(k) savings plan. The plan provides for a 100% match of the first 3% of employee contributions and 50% of the next 2% of employee contributions. The Company also contributes an additional 5% non-elective contribution for every employee who meets certain eligibility requirements. The expense under this plan for the Company was $2,915, $2,537 and $1,956 for the years ended December 31, 2010, 2009 and 2008, respectively.

11.	Employee Stock Awards

The Company’s Amended and Restated 2005 Equity and Performance Incentive Plan (the “Plan”) permits the granting of stock options, restricted shares, stock appreciation rights, restricted share units, performance shares or performance units to its employees for up to 18,000,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and have 10-year contractual terms. The option and restricted stock awards generally vest in equal annual installments of 25% over a four-year period. The Company recognizes expense related to the awards on a straight-line basis over the vesting period of each separately vesting portion of the awards as if the awards were, in substance, multiple awards. The Company issues new shares upon the exercise of option awards.

The Black-Scholes option pricing model was used to calculate the estimated fair value of the options granted. The estimated grant-date fair value of the options granted in 2010, 2009 and 2008 was calculated using the following assumptions:

	2010	2009	2008

Expected term (in years)	5 - 7.5	5	5
Expected volatility	50.8% - 67.4%	48.2% - 50.8%	43.0% - 48.2%
Weighted-average volatility	67.4%	50.8%	43.5%
Risk-free rate	1.2% - 3.1%	1.4% - 2.8%	1.7% - 3.7%
Expected dividends	—	—	—

The Company estimated forfeiture rates of 5.50%, 4.50% and 4.50% for 2010, 2009 and 2008, respectively.

The Company estimates volatility using both historical and market data. The expected option term is based on historical data and exercise behavior. The risk-free interest rates are based on the rates of zero coupon U.S. Treasury bonds with similar maturities on the date of grant. The estimated forfeiture rates were determined based on historical turnover of the Company’s employees eligible under the plan.

Share based employee compensation expense of $2,005, $2,304 and $2,596, net of tax of $1,218, $1,401 and $1,578, related to stock awards outstanding was included in earnings for the years ended December 31, 2010, 2009 and 2008, respectively.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s outstanding options as of December 31, 2010, and changes during the year ended December 31, 2010, is as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
Options	Shares	Price	(years)	Value

Outstanding at January 1, 2010	5,034,610	$5.00
Granted	881,085	4.18
Exercised	(41,750)	2.71
Forfeited	(99,674)	3.23
Expired	(34,688)	7.09

Outstanding at December 31, 2010	5,739,583	4.91	7.26	$19,038

Vested or expected to vest at December 31, 2010	5,445,277	5.01	7.20	17,647

Exercisable at December 31, 2010	2,766,566	6.92	6.13	4,964

The weighted-average grant-date fair value of options granted during the years ended December 31, 2010, 2009 and 2008 was $2.61, $0.70 and $2.64, respectively. The total intrinsic value of options exercised during the year ended December 31, 2010 and 2008 was $131 and $47, respectively. There were no options exercised in 2009.

A summary of the status of the Company’s nonvested restricted stock awards as of December 31, 2010, and changes during the year ended December 31, 2010, is as follows:

		Weighted-
		Average Grant-
		Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2010	1,148,479	$2.97
Granted	396,885	4.25
Vested	(357,637)	3.69
Forfeited	(42,721)	3.47

Nonvested at December 31, 2010	1,145,006	3.17

The weighted-average grant-date fair value of restricted stock granted during the years ended December 31, 2010, 2009 and 2008 was $4.25, $1.56 and $6.74, respectively. The total fair value of restricted stock vested during the years ended December 31, 2010, 2009 and 2008 was $1,320, $1,649 and $3,361, respectively.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s nonvested restricted share unit awards as of December 31, 2010, and changes during the year ended December 31, 2010, is as follows:

		Weighted-
		Average Grant-
		Date
Restricted Share Units	Shares	Fair Value

Nonvested at January 1, 2010	—	$—
Granted	85,155	4.11
Vested	(85,155)	4.11
Forfeited	—	—

Nonvested at December 31, 2010	—	—

The weighted-average grant-date fair value of restricted share units granted during the years ended December 31, 2010 and 2009 was $4.11 and $1.52, respectively. The total fair value of restricted share units vested during both of the years ended December 31, 2010 and 2009 was $350.

As of December 31, 2010, there was $5,789 of unrecognized compensation cost related to non-vested share based awards that is expected to be recognized over a weighted-average period of 2.6 years.

The Plan provides recipients the ability to satisfy tax obligations upon vesting of shares of restricted stock by having the Company withhold a portion of the shares otherwise deliverable to the recipients. During the year ended December 31, 2010, the Company withheld 38,871 shares of common stock from employees in connection with tax withholding obligations. The value of the common stock that was withheld was based upon the closing price of the common stock on the applicable vesting dates. Such shares were included in treasury stock in the Company’s consolidated balance sheet at December 31, 2010.

12.	Variable Interest Entities

The Company acquired a 50% interest in Sycamore Group, LLC (“Sycamore”) in conjunction with its acquisition of Anker. Sycamore was established as a joint venture with an unrelated third-party to mine coal from the Sycamore No. 1 mine. The reserve from Sycamore No. 1 was depleted and the mine closed during the first quarter of 2007. The Company considers itself to be the primary beneficiary of Sycamore, based on an evaluation of its involvement with Sycamore and has consolidated the accounts of Sycamore as of December 31, 2010 and 2009, as well as the results of operations for the years ended December 31, 2010, 2009 and 2008. The creditors of Sycamore have no recourse to the general credit of ICG. Amounts related to Sycamore that are included in the consolidated financial statements of ICG as of and for the years ending December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Assets	$289	$188	$213
Liabilities	160	65	138
Revenue	—	—	—
Net income	3	66	—

13.	Goodwill

The Company recorded goodwill related to its acquisition of certain assets and assumption of certain liabilities of Horizon Natural Resources Company (“Horizon”) and Anker Coal Group, Inc. (“Anker”)/CoalQuest

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Development, LLC (“CoalQuest”). The Company assigned the goodwill to certain of the acquired reporting units based on their estimated fair values. The Company tested goodwill for impairment on an annual basis, at a minimum, and more frequently if a triggering event occurred. The 2008 goodwill testing identified impairment of goodwill at the Company’s ADDCAR Systems, LLC (“ADDCAR”) subsidiary resulting in a $30,237 impairment loss.

14.	Investment in Joint Operating Agreement

One of the Company’s subsidiaries, CoalQuest, entered into an agreement with CDX Gas, LLC (“CDX”) for the purpose of exploration and development of coalbed methane under a joint operating agreement, whereby CoalQuest has the right to obtain up to a 50% undivided working interest in each well drilled on property owned by the Company. The Company accounts for this joint operation using the proportionate consolidation method, whereby its share of assets, liabilities, revenues and expenses are included in the appropriate classification in the Company’s financial statements. As of December 31, 2010 and 2009, the Company recorded property, plant and equipment of $189 and $1,095, net of accumulated amortization of $14,507 and $13,794, respectively, related to the operating agreement. This amount is included in property, plant, equipment and mine development in the consolidated balance sheet. For the years ended December 31, 2010, 2009 and 2008, the Company recognized $2,077, $2,972 and $11,532, respectively, of coalbed methane revenue and royalty income related to the operating agreement which is included in other revenues in the consolidated statement of operations.

15.	Earnings per Share

Basic earnings per share is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding during the period, excluding restricted common stock subject to continuing vesting requirements. Diluted earnings per share is calculated based on the weighted-average number of common shares outstanding during the period and, when dilutive, potential common shares from the exercise of stock options, restricted common stock subject to continuing vesting requirements, restricted stock units and convertible debt, pursuant to the treasury stock method.

Reconciliations of the weighted-average shares used to compute basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Net income (loss) attributable to International Coal Group, Inc.	$30,111	$21,458	$(26,227)

Average common shares outstanding — basic	197,366,978	153,630,446	152,632,586
Incremental shares arising from:
Stock options	881,383	290,019	—
Restricted shares	391,038	1,367,577	—
Restricted share units	169,512	98,221	—
Convertible senior notes	6,475,088	—	—

Average common shares outstanding — diluted	205,283,999	155,386,263	152,632,586

Earnings Per Share:
Basic	$0.15	$0.14	$(0.17)
Diluted	0.15	0.14	(0.17)

Options to purchase 2,642,322 shares of common stock outstanding at December 31, 2010 have been excluded from the computation of diluted earnings per share for the year ended December 31, 2010 because their effect would

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have been anti-dilutive. Options to purchase 2,748,672 shares of common stock outstanding at December 31, 2009 and 3,384,443 shares of potentially issuable common stock related to an agreement to exchange Convertible Notes subsequent to December 31, 2009 have been excluded from the computation of diluted earnings per share for the year ended December 31, 2009 because their effect would have been anti-dilutive. Options to purchase 2,831,192 shares of common stock and 556,344 shares of restricted common stock outstanding at December 31, 2008 have been excluded from the computation of diluted earnings per share for the year ended December 31, 2008 because their effect would have been anti-dilutive.

The Company currently intends to settle the principal amount of the 2017 Convertible Notes in cash, and amounts above the principal amount, if any, will be settled with shares of the Company’s common stock or, at the Company’s option, cash. The principal amount of the 2012 Convertible Notes is payable in cash and amounts above the principal amount, if any, will be settled with shares of the Company’s common stock or, at the Company’s option, cash. The volume weighted-average price of the Company’s common stock for the applicable cash settlement averaging periods of the 2012 Convertible Notes related to 2009 and 2008 was below the initial conversion price of $6.10 per share. Accordingly, there were no potentially dilutive shares related to the 2012 Convertible Notes at December 31, 2009 and 2008.

16.	Commitments and Contingencies

Coal Sales Contracts — As of December 31, 2010, the Company had commitments under 25 sales contracts to deliver annually scheduled base quantities of coal to 21 customers. The contracts expire from 2011 through 2020 with the Company contracted to supply approximately 44.2 million tons of coal over the remaining lives of the contracts (approximately 10.0 million tons in 2011).

Diesel Fuel Purchase Contracts — As of December 31, 2010 and 2009, the Company had commitments to purchase $31,398 and $39,859, respectively, of diesel fuel during 2010 and 2009, respectively.

Explosives Purchase Contracts — As of December 31, 2010 and 2009, the Company had commitments to purchase $13,154 and $11,842, respectively, of ammonia-based explosives during 2010 and 2009, respectively.

Coal Purchase Contracts — As of December 31, 2010, the Company had fulfilled all of its contractual purchase obligations to purchase coal. The Company incurred purchased coal expense of approximately $16,618, $23,448 and $23,363 for the years ended December 31, 2010, 2009 and 2008 related to these coal purchase contracts.

Leases — The Company leases various mining, transportation and other equipment under operating and capital leases. Lease expense for the years ended December 31, 2010, 2009 and 2008 was $3,409, $4,138 and $4,970, respectively. Property under capital lease included in property, plant, equipment and mine development in the consolidated balance sheet at December 31, 2010 and 2009 was approximately $2,967 and $3,430, net of accumulated depreciation of approximately $849 and $386, respectively. Depreciation expense related to the asset under capital lease for the year ended December 31, 2010 and 2009 was $463 and $386, respectively, and is included in depreciation, depletion and amortization in the Company’s consolidated statement of operations. The Company entered into its only capital lease on December 31, 2008 and, accordingly, did not record depreciation expense related to the asset for the year ended December 31, 2008. The Company imputed interest on its capital lease using a rate of 10.44% in order to reduce the net minimum lease payments to present value.

The Company also leases coal lands and mineral rights under agreements that call for royalties and wheelage to be paid as the coal is mined or transported across leased property. Total royalty expense for the years ended December 31, 2010, 2009 and 2008 was approximately $60,832, $57,448 and $54,536, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may be cancelable at the Company’s discretion.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-cancelable future minimum royalty and lease payments as of December 31, 2010 are as follows:

		Operating	Capital
	Royalties	Leases	Leases

Year ended December 31,
2011	$10,814	$131	$1,151
2012	9,281	58	—
2013	8,284	25	—
2014	7,961	6	—
2015	7,382	—	—
Thereafter	27,207	—	—

Total minimum lease payments	$70,929	$220	$1,151

Less — amount representing interest			(44)

Present value of minimum lease payments			1,107
Less — current portion			(1,107)

Total long-term portion of capital leases			$—

Bonding Royalty and Additional Payment — Lexington Coal Company, LLC (“LCC”) was organized in part by the founding ICG stockholders in conjunction with the acquisition of the former Horizon companies. LCC was organized to assume certain reclamation liabilities and assets of Horizon not otherwise being acquired by ICG or others. There was initially a limited commonality of ownership of LCC and ICG. In order to provide support to LCC, ICG provided a $10,000 letter of credit to support reclamation obligations (bonding royalty) and in addition agreed to pay a 0.75% payment on the gross sales receipts for coal mined and sold by the former Horizon companies that ICG acquired from Horizon until the completion by LCC of all reclamation liabilities that LCC assumed from Horizon. The Company made payments totaling $3,516, $4,053 and $4,457 for the years ended December 31, 2010, 2009 and 2008, respectively. ICG has determined it does not hold a significant variable interest in LCC and it is not the primary beneficiary of LCC.

Legal Matters— On August 23, 2006, a survivor of the Sago mine accident, Randal McCloy, filed a complaint in the Kanawha Circuit Court in Kanawha County, West Virginia. The claims brought by Randal McCloy and his family against the Company and certain of its subsidiaries, and against W.L. Ross & Co., and Wilbur L. Ross, Jr., individually, were dismissed on February 14, 2008, after the parties reached a confidential settlement. Sixteen other complaints have been filed in Kanawha Circuit Court by the representatives of many of the miners who died in the Sago mine accident, and several of these plaintiffs have filed amended complaints to expand the group of defendants in the cases. The complaints allege various causes of action against the Company and its subsidiary, Wolf Run Mining Company, one of its shareholders, W.L. Ross & Co., and Wilbur L. Ross, Jr., individually, related to the accident and seek compensatory and punitive damages. In addition, the plaintiffs also allege causes of action against other third parties, including claims against the manufacturer of Omega block seals used to seal the area where the explosion occurred and against the manufacturer of self-contained self-rescuer (“SCSR”) devices worn by the miners at the Sago mine. Some of these third parties have been dismissed from the actions upon settlement. The amended complaints add other of the Company’s subsidiaries to the cases, including ICG, Inc., ICG, LLC and Hunter Ridge Coal Company, unnamed parent, subsidiary and affiliate companies of the Company, W.L. Ross & Co., and Wilbur L. Ross, Jr., and other third parties, including a provider of electrical services and a supplier of components used in the SCSR devices. The Company has not accrued any liability for the remaining claims pending because it believes that it has good factual and legal defenses to the asserted claims and that, while it is possible that liability may be determined against the Company, it is not reasonably probable, and an estimate of damages, if the

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company were to be found liable, cannot be made at this time. The Company believes that it is appropriately insured for these and other potential claims, and has fully paid its deductible applicable to its insurance policies. In addition to the dismissal of the McCloy claim, the Company has settled and dismissed five other actions. These settlements required the release of the Company, its subsidiaries, W.L. Ross & Co., and Wilbur L. Ross, Jr. The Company intends to vigorously defend itself against the remaining complaints.

Allegheny Energy Supply (“Allegheny”), the sole customer of coal produced at the Company’s subsidiary Wolf Run Mining Company’s (“Wolf Run”) Sycamore No. 2 mine, filed a lawsuit against Wolf Run, Hunter Ridge Holdings, Inc. (“Hunter Ridge”), and the Company in state court in Allegheny County, Pennsylvania on December 28, 2006, and amended its complaint on April 23, 2007. Allegheny claims that Wolf Run breached a coal supply contract when it declared force majeure under the contract upon idling the Sycamore No. 2 mine in the third quarter of 2006, and that Wolf Run continues to breach the contract by failing to ship in volumes referenced in the contract. The Sycamore No. 2 mine was idled after encountering adverse geologic conditions and abandoned gas wells that were previously unidentified and unmapped. After extensive searching for gas wells and rehabilitation of the mine, it was re-opened in 2007, but with notice to Allegheny that it would necessarily operate at reduced volumes in order to safely and effectively avoid the many gas wells within the reserve. The amended complaint also alleges that the production stoppages constitute a breach of the guarantee agreement by Hunter Ridge and breach of certain representations made upon entering into the contract in early 2005, a claim that Allegheny has since voluntarily dropped. Allegheny claims that it will incur costs in excess of $100,000 to purchase replacement coal over the life of the contract. The Company, Wolf Run and Hunter Ridge answered the amended complaint on August 13, 2007, disputing all of the remaining claims. On November 3, 2008, the Company, Wolf Run and Hunter Ridge filed an amended answer and counterclaim against the plaintiffs seeking to void the coal supply agreement due to, among other things, fraudulent inducement and conspiracy. The counterclaim alleges further that Allegheny breached a confidentiality agreement with Hunter Ridge, which prohibited the solicitation of its employees. After the coal supply agreement was executed, Allegheny hired the then-president of Anker Coal Group, Inc. (now Hunter Ridge) who engaged in negotiations on behalf of Wolf Run and Hunter Ridge. In addition to seeking a declaratory judgment that the coal supply agreement and guaranty be deemed void and unenforceable and rescission of the contracts, the counterclaim also seeks compensatory and punitive damages. On September 23, 2009, Allegheny filed a second amended complaint alleging several alternative theories of liability in its effort to extend contractual liability to the Company, which was not a party to the original contract and did not exist at the time Wolf Run and Allegheny entered into the contract. No new substantive claims were asserted. The Company answered the second amended complaint on October 13, 2009, denying all of the new claims. The Company’s counterclaim was dismissed on motion for summary judgment entered on May 11, 2010. Allegheny’s claims against International Coal Group, Inc. were also dismissed by summary judgment, but the claims against Wolf Run and Hunter Ridge remain pending. The court conducted a non-jury trial of this matter beginning on January 10, 2011 and concluding on February 1, 2011. The court did not render a verdict at the close of the trial, but has scheduled further briefing of legal matters, and is expected to render its decision in mid-March 2011. At the trial, Allegheny presented its evidence for breach of contract and claimed that it is entitled to past and future damages in the aggregate of between $228,000 and $377,000. Wolf Run and Hunter Ridge presented their defense of the claims, including evidence with respect to the existence of force majeure conditions and excuse under the contract and applicable law. Because the court required evidence on both the issues of liability and damages, Wolf Run and Hunter Ridge presented evidence concerning damages available to Allegheny in the event the court determines that they are liable for breach of the contract, even though the Company believes that it has presented evidence that excuses it from liability. Wolf Run and Hunter Ridge presented significant evidence that Allegheny’s damages calculations significantly inflated its damages claims because Allegheny did not seek to determine cover as of the time of the breach and in some instances artificially assumed future non-delivery or did not take into account the requirement to supply coal in the future. Because the contract is for the life of the Sycamore No. 2 reserve and because Allegheny is the sole customer, the Company presented evidence that future supply of coal from the mine, as well as appropriate calculation of cover for past shortfalls, would result in a damages calculation of between zero and $6,606. The Company has not

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrued any liability for the claims pending because it believes that it has good factual and legal defenses to the asserted claims.

On January 7, 2008, Saratoga Advantage Trust (“Saratoga”) filed a class action lawsuit in the U.S. District Court for the Southern District of West Virginia against the Company and certain of its officers and directors seeking unspecified damages. The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, based on alleged false and misleading statements in the registration statements filed in connection with the Company’s November 2005 reorganization and December 2005 public offering of common stock. In addition, the complaint challenges other of the Company’s public statements regarding its operating condition and safety record. On July 6, 2009, Saratoga filed an amended complaint asserting essentially the same claims but seeking to add an individual co-plaintiff. The Company has filed a motion to dismiss the amended complaint. The Company has not accrued any liability for the claims pending because it believes that it has good factual and legal defenses to the asserted claims and that an estimate of damages, if the Company were to be found liable, cannot be made at this time. The Company intends to vigorously defend the action.

On June 11, 2010, the West Virginia Department of Environmental Protection (“WVDEP”) filed suit against ICG Eastern, LLC (“ICG Eastern”) alleging violations of the West Virginia Water Pollution Control/National Pollutant Discharge Elimination System (“WVNPDES”) and Surface Mine Permits for ICG Eastern’s Birch River surface mine. The WVDEP alleges that ICG Eastern has failed to fully comply with the effluent limits for aluminum, manganese, pH, iron and selenium contained in its WVNPDES permit. The complaint further alleges that violations of the WVNPDES permit effluent limits have caused violations of water quality standards for the same parameters in the streams receiving the discharges from this mine. The WVDEP also alleges that violations of the effluent limits in the WVNPDES permits are also violations of the regulations governing surface mining in West Virginia. ICG Eastern and the WVDEP executed a settlement agreement that will require ICG Eastern to pay a monetary penalty of $229 and accept the imposition of a compliance schedule related to selenium and other water quality parameters. The settlement agreement was submitted to the Webster County Circuit Court on December 30, 2010 where it is now pending the Court’s approval. The Company has fully reserved the expected liability.

The Sierra Club, on December 3, 2010, filed a Notice of Intent (“NOI”) to sue ICG Hazard, LLC (“Hazard”) alleging violations of the Clean Water Act and the Surface Mining Control and Reclamation Act of 1977 at Hazard’s Thunder Ridge surface mine. The NOI claims that Hazard is discharging selenium and contributing to conductivity levels in the receiving streams in violation of state and federal regulations. The Company disputes that allegation and intends to vigorously defend against any lawsuit that may result.

On December 3, 2010, the Kentucky Energy and Environment Cabinet (“Cabinet”) filed suit against ICG Hazard, LLC, ICG Knott County, LLC, ICG East Kentucky, LLC and Powell Mountain Energy, LLC (collectively, “KY Operations”) alleging that the KY Operations failed to comply with the terms and conditions of the Kentucky Pollutant Discharge Elimination System (“KPDES”) permits issued by the Cabinet’s Division of Water to the KY Operations. Among the claims lodged by the Cabinet were allegations that contract water monitoring laboratories retained by the KY Operations did not adhere to the practices and procedures required for conducting KPDES monitoring, the contract laboratories failed to properly document and maintain records of the monitoring, and the KY Operations submitted quarterly Discharge Monitoring Reports that sometimes contained inaccurate, incomplete and erroneous information. The KY Operations and the Cabinet entered a proposed Consent Judgment contemporaneously with the filing of the complaint that, if approved by the Franklin County (KY) Circuit Court, will require the KY Operations to pay a monetary penalty of $350, to prepare and implement a Corrective Action Plan that corrects the deficiencies in the respective KPDES monitoring programs, to identify the responsible corporate officers for each KPDES permit, and to provide specific detailed information in support of the Discharge Monitoring Reports to be filed for the fourth quarter 2010 and first quarter 2011. Final resolution of this matter is pending approval by the Court. On February 11, 2011, the Court entered an order allowing certain anti-mining groups to intervene in the action to contest the validity of the Consent Judgment. The hearing on the entry of

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Consent Judgment is scheduled to be held on June 14, 2011. The Company has fully reserved the proposed penalty.

In addition, from time to time, the Company is involved in legal proceedings arising in the ordinary course of business. These proceedings include assessments of penalties for citations and orders asserted by the Mine Safety and Health Administration and other regulatory agencies, none of which are expected by management to, individually or in the aggregate, have a material adverse effect on the Company. In the opinion of management, the Company has recorded adequate reserves for liabilities arising in the ordinary course and it is management’s belief there is no individual case or group of related cases pending that is likely to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Environmental Matters — The exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

Performance Bonds — The Company has outstanding surety bonds with third parties of approximately $124,652 as of December 31, 2010 to secure reclamation and other performance commitments. In addition, at December 31, 2010 the Company has $86,337 of letters of credit outstanding under the revolving credit facility, $65,812 of which provides support to the third parties for their issuance of reclamation surety bonds. In addition, the Company has posted cash collateral of $3,250 and $12,057 to secure reclamation and other performance commitments as of December 31, 2010 and 2009, respectively. This cash collateral is included in other non-current assets on the consolidated balance sheets.

Contract Mining Agreements — ICG’s subsidiary, ADDCAR, performs contract mining services for various third parties and utilizes contract miners on some of its operations. Terms of the agreements generally allow either party to terminate the agreements on a short-term basis. The guaranteed monthly contract tonnage is mutually agreed upon and failure to meet the guaranteed contract tonnage may result in termination of the contract. Completion dates for work under these contracts vary in dates through 2011 or, in some cases, until all coal reserves are exhausted.

17.	Concentration of Credit Risk and Major Customers

The Company markets its coal principally to electric utilities in the United States, the majority of which have investment grade credit ratings. As of December 31, 2010 and 2009, trade accounts receivable from electric utilities totaled approximately $36,157 and $56,222, respectively. The Company evaluates each customer’s creditworthiness prior to entering into transactions and constantly monitors the credit extended, but does not require its customers to provide collateral. Credit losses are provided for in the consolidated financial statements and historically have been minimal.

The Company did not derive 10% or more of its revenues from any single customer for the years ended December 31, 2010, 2009 and 2008.

Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal risk.

18.	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

The Company entered into an Interest Rate Collar Agreement (the “Collar”) that expired and was settled on March 31, 2009. The interest rate collar was designed as a cash flow hedge to offset the impact of changes in the

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LIBOR interest rate above 5.92% and below 4.80%. The fair value of the Collar was $1,665 as of December 31, 2008 based on a forward LIBOR curve, which was observable at commonly quoted intervals for the full term of the agreement (Level 2). The Company recognized the change in the fair value of this agreement in the period of change. For the years ended December 31, 2010, 2009 and 2008, the Company recognized losses of $0, $6 and $1,993, respectively, related to the change in fair value. The losses are included in interest expense in the Company’s consolidated statements of operations.

Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, Short-Term Debt and Other Current Liabilities — The carrying amounts approximate the fair value due to the short maturity of these instruments.

Long-term Debt — The fair value of the convertible notes and senior notes were based upon their respective values in active markets or the Company’s best estimate using market information. The fair value of the aggregate principal amounts outstanding as of December 31, 2010 and 2009 are as follows:

	2010		2009
	Principal		Principal
	Outstanding	Fair Value	Outstanding	Fair Value

9.125% Senior Notes, due 2018	$200,000	$216,000	$—	$—
4.00% Convertible Senior Notes, due 2017	115,000	175,168	—	—
9.00% Convertible Senior Notes, due 2012	731	987	161,502	177,458
10.25% Senior Notes, due 2014	—	—	175,000	168,219

The carrying value of the Company’s other debt approximates fair value at December 31, 2010 and 2009.

19.	Related Party Transactions and Balances

On December 13, 2010, pursuant to the terms of two separate registration rights agreements, the Company filed a registration statement and a preliminary prospectus supplement to permit affiliates of WL Ross & Co., LLC (“WLR”) and Fairfax Financial Holdings Limited (“Fairfax”) to resell shares of its common stock in an underwritten public offering. In connection with the offering, the Company, affiliates of WLR, affiliates of Fairfax and Merrill Lynch, Pierce, Fenner & Smith Incorporated entered into an underwriting agreement, dated as of December 14, 2010, relating to the sale of 12,268,700 and 22,577,800 shares of the Company’s common stock by affiliates of WLR and Fairfax, respectively. The offering closed on December 17, 2010. Pursuant to the terms of the two separate registration rights agreements, the Company collectively reimbursed affiliates of WLR and Fairfax $100 for fees and expenses for their counsel.

Under an Advisory Services Agreement dated as of October 1, 2004 between the Company and WLR, WLR has agreed to provide advisory services to the Company (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to the business and operation of the Company of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR). The agreement is for a period of seven years; however, it may be terminated upon the occurrence of certain events.

20.	Segment Information

The Company extracts, processes and markets steam and metallurgical coal from deep and surface mines for sale to electric utilities and industrial customers, primarily in the eastern United States. The Company operates only

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the United States with mines in the Central Appalachian, Northern Appalachian and Illinois Basin regions. The Company has fourteen operating locations, thirteen of which are aggregated into three reportable business segments: Central Appalachian, Northern Appalachian and Illinois Basin. The Company’s Central Appalachian operations are located in southern West Virginia, eastern Kentucky and western Virginia and include eight mining complexes. The Company’s Northern Appalachian operations are located in northern West Virginia and Maryland and include four mining complexes. The Company’s Illinois Basin operations include one mining complex. The Company also has an Ancillary category, which includes the Company’s brokered coal functions, corporate overhead, contract highwall mining services and land activities.

Reportable segment results for continuing operations for the year ended December 31, 2010 and segment assets as of December 31, 2010 were as follows:

	Central	Northern	Illinois
	Appalachian	Appalachian	Basin	Ancillary	Consolidated

Revenue	$701,639	$305,436	$95,115	$64,281	$1,166,471
Adjusted EBITDA	146,700	58,622	23,736	(27,983)	201,075
Depreciation, depletion and amortization	70,045	20,491	9,131	4,899	104,566
Capital expenditures	37,725	42,033	23,386	3,737	106,881
Total assets	676,076	218,115	68,467	517,039	1,479,697

Revenue in the Ancillary category consists primarily of $27,721 relating to the Company’s brokered coal sales, $18,064 relating to equipment and parts sales and $14,728 relating to contract highwall mining activities for the year ended December 31, 2010. Capital expenditures include non-cash amounts of $21,328 for the year ended December 31, 2010. Capital expenditures do not include $17,416 paid during the year ended December 31, 2010, related to capital expenditures accrued in prior periods.

Reportable segment results for continuing operations for the year ended December 31, 2009 and segment assets as of December 31, 2009 were as follows:

	Central	Northern	Illinois
	Appalachian	Appalachian	Basin	Ancillary	Consolidated

Revenue	$734,687	$223,486	$83,908	$83,268	$1,125,349
Adjusted EBITDA	169,842	31,005	14,405	(13,575)	201,677
Depreciation, depletion and amortization	71,298	20,991	7,957	5,838	106,084
Capital expenditures	44,289	21,159	17,573	4,864	87,885
Total assets	723,818	184,626	55,311	404,205	1,367,960

Revenue in the Ancillary category consists primarily of $41,678 relating to the Company’s brokered coal sales, $18,737 relating to contract highwall mining activities and $9,644 relating to equipment and parts sales. Capital expenditures include non-cash amounts of $34,482 for the year ended December 31, 2009. Capital expenditures do not include $12,942 paid during the year ended December 31, 2009 related to capital expenditures accrued in prior periods.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable segment results for continuing operations for the year ended December 31, 2008 and segment assets as of December 31, 2008 were as follows:

	Central	Northern	Illinois
	Appalachian	Appalachian	Basin	Ancillary	Consolidated

Revenue	$702,958	$230,660	$79,682	$83,436	$1,096,736
Adjusted EBITDA	107,186	23,687	14,784	(18,436)	127,221
Depreciation, depletion and amortization	64,132	17,884	7,342	6,689	96,047
Impairment losses	—	7,191	—	30,237	37,428
Capital expenditures	112,617	41,760	7,148	11,070	172,595
Total assets	751,986	184,846	40,850	372,965	1,350,647

Revenue in the Ancillary category consists primarily of $46,720 relating to the Company’s brokered coal sales and $19,862 relating to contract highwall mining activities. Capital expenditures include non-cash amounts of $53,650 for the year ended December 31, 2008. Capital expenditures do not include $14,290 paid during the year ended December 31, 2008 related to capital expenditures accrued in prior periods.

Adjusted EBITDA represents net income before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest. Adjusted EBITDA is presented because it is an important supplemental measure of the Company’s performance used by the Company’s chief operating decision maker.

Reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Year Ended December 31,
	2010	2009	2008

Net income (loss) attributable to International Coal Group, Inc.	$30,111	$21,458	$(26,227)
Depreciation, depletion and amortization	104,566	106,084	96,047
Interest expense, net	40,736	53,044	43,643
Income tax expense (benefit)	(3,750)	7,732	(23,670)
Loss on extinguishment of debt	29,409	13,293	—
Impairment loss	—	—	37,428
Noncontrolling interest	3	66	—

Adjusted EBITDA	$201,075	$201,677	$127,221

21.	Supplementary Guarantor Information

International Coal Group, Inc. (the “Parent Company”) issued its 2014 Senior Notes in June 2006, 2012 Convertible Notes in July 2007, 2018 Senior Notes and 2017 Convertible Notes (together with the 2014 Senior Notes, the 2012 Convertible Notes and the 2018 Senior Notes, the “Notes”) in March 2010.

The Parent Company has no independent assets or operations other than those related to the issuance, administration and repayment of the Notes. All subsidiaries of the Parent Company (the “Guarantors”), except for a minor non-guarantor joint venture, have fully and unconditionally guaranteed the Notes on a joint and several basis. The Guarantors are 100% owned, directly or indirectly, by the Parent Company. Accordingly, condensed consolidating financial information for the Parent Company and the Guarantors is not presented.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Notes are senior obligations of the Parent Company and are guaranteed on a senior basis by the Guarantors and rank senior in right of payment to the Parent Company’s and Guarantors’ future subordinated indebtedness. Obligations under the ABL Loan Facility are secured on a first-priority basis and obligations under the 2018 Senior Notes are secured on a second-priority basis by substantially all of the assets of the Parent Company and the Guarantors. As a result, the 2014 Senior Notes, 2012 Convertible Notes and 2017 Convertible Notes are effectively subordinated to amounts borrowed under the ABL Loan Facility and the 2018 Senior Notes. Other than for corporate-related purposes or interest payments required by the Notes, the ABL Loan Facility restricts the Guarantors’ abilities to make loans or pay dividends to the Parent Company in excess of $25,000 per year (or at all upon an event of default) and restricts the ability of the Parent Company to pay dividends. Therefore, all but $25,000 of the Parent Company’s subsidiaries’ assets are restricted assets.

The Parent Company and Guarantors are subject to certain covenants under the indenture for the 2018 Senior Notes. Under these covenants, the Parent Company and Guarantors are, among other things, subject to limitations on the incurrence of additional indebtedness, payment of dividends and the incurrence of liens; however, the indenture contains no restrictions on the ability of the Guarantors to pay dividends or make payments to the Parent Company.

The obligations of the Guarantors are limited to the maximum amount permitted under bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law respecting fraudulent conveyance or fraudulent transfer.

22.	Quarterly Data (Unaudited)

The following is a summary of selected quarterly financial information:

	2010
	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31

Revenue	$288,594	$300,440	$313,064	$264,373
Income from operations	20,470	18,671	35,740	21,628
Net income (loss) attributable to International Coal Group, Inc.	(8,852)	4,482	24,850	9,631
Basic earnings per common share	$(0.05)	$0.02	$0.12	$0.05
Diluted earnings per common share	$(0.05)	$0.02	$0.12	$0.05

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009
	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	December 31

Revenue	$304,966	$277,797	$296,622	$245,964
Income from operations	18,235	26,205	37,689	13,464
Net income (loss) attributable to International Coal Group, Inc.	3,693	10,382	18,716	(11,333)
Basic earnings per common share	$0.02	$0.07	$0.12	$(0.07)
Diluted earnings per common share	$0.02	$0.07	$0.12	$(0.07)

Included in net income (loss) attributable to International Coal Group, Inc. for the three months ended December 31, 2009 are losses on extinguishment of debt totaling $13,293 related to the Company entering into a series of privately negotiated agreements pursuant to which it issued a total of 18,660,550 shares of its common stock in exchange for $63,498 aggregate principal amount of its Convertible Notes.